Exhibit 99

Investor Contact:	Media Contact:
Douglas A. Shumate	Mary Catherine R. Bassett
Chief Financial Officer	Director, Communications
706-385-8189	706-385-8104
dshumate@itcdeltacom.com	mbassett@itcdeltacom.com

ITC^DELTACOM REPORTS FIRST QUARTER 2004 RESULTS

Company Reports Strong Performance Fueled By BTI Integration

West Point, Ga.—(May 5, 2004)—ITC^DeltaCom, Inc. (NASDAQ/NM: ITCD), a leading provider of integrated communications services to customers in the southeastern United States, today reported operating results for the three months ended March 31, 2004. Among its first quarter highlights, ITC^DeltaCom:

•	Increased consolidated operating revenues by 50% over the first quarter of 2003 as a result of its merger with BTI Telecom Corp. (BTI) and continued growth in its integrated communications services business

•	Reported first quarter EBITDA of $17.4 million, which represented a 41% gain over EBITDA for the fourth quarter of 2003 (excluding $1.5 million of withdrawn debt offering expenses included in EBITDA for the first quarter, first quarter EBITDA would have totaled $18.9 million)

•	Obtained listing of its common stock on the Nasdaq National Market

•	Continued to demonstrate solid execution of its BTI merger integration plan, achieving approximately $5.1 million in cost savings during the first quarter of 2004 and exiting March 2004 with $23.4 million of annualized cost savings

•	Maintained capital expenditures below forecasted levels

•	Introduced Simplici-T Plus, the Company’s new integrated T-1 product featuring dynamic bandwidth allocation of voice and broadband channels on demand

“We obviously are very pleased with the progress ITC^DeltaCom has made during the six months since we closed the BTI transaction. We continue to focus on realizing the projected cost savings, which have exceeded our expectations thus far,” said ITC^DeltaCom Chairman and Chief Executive Officer, Larry Williams. “We are also pleased with the operational units’ focus on achieving accelerated organic growth, while the senior leadership team explores and evaluates additional strategic acquisition opportunities.”

OPERATING REVENUES

Total operating revenues equaled $149.1 million in the first quarter of 2004, which represented an increase of $300,000 over total operating revenues in the fourth quarter of 2003 (excluding revenues of $3.2 million generated in the fourth quarter of 2003 by the low-margin data equipment resale business unit, which the Company discontinued in the fourth quarter of 2003). Of total operating revenues in the first quarter of 2004, 80.2% were derived from integrated communications services, 2.9% were derived from equipment sales and related services and 16.9% were derived from wholesale services.

The following table presents, for the quarters indicated, data regarding the Company’s total operating revenues (dollar amounts in thousands):

	Three Months Ended
	March 31, 2004	Dec. 31, 2003	% Change
Total Operating Revenues
Integrated communications services revenues	$119,500	$118,245	1.1%
Equipment sales and related services revenues	4,367	5,000	(12.7%)
Wholesale services revenues	25,207	25,495	(1.1%)

Subtotal	149,074	148,740	0.2%

Plus: Discontinued activity (a)	0	3,185	NM

Total Operating Revenues	$149,074	$151,925	(1.9%)

(a)	Discontinued activity includes revenues of $3.2 million generated by the low-margin data equipment resale business unit, which the Company discontinued in the fourth quarter of 2003. Revenues generated by the discontinued activity previously were reported as a component of equipment sales and related services revenues.

During the remainder of 2004, the Company expects that its integrated communications services revenues will continue to increase, primarily through the sale and installation of additional T-1 based products to business customers. The Company expects that it will continue to see modest declines in its wholesale services revenues throughout the remainder of 2004, including approximately $1 million in revenue declines in the second quarter of 2004. The Company anticipates that a substantial improvement in the productivity of its integrated communications services business achieved during the first quarter of 2004, coupled with expected customer retention, should result in more significant increases in its integrated communications services revenues in the second and third quarters of 2004.

EBITDA**

EBITDA for the first quarter of 2004 equaled $17.4 million, including a $1.5 million one-time expense related to the Company’s withdrawn $300 million debt offering, and represented a 41% increase in EBITDA over the prior quarter. Excluding the $1.5 million of withdrawn debt offering expenses, EBITDA for the first quarter of 2004 would have equaled $18.9 million and represented a 53% increase over EBITDA for the fourth quarter of 2003. The Company expects that its EBITDA for the second quarter of 2004 will be at least $20.0 million.

**EBITDA represents net income (loss) before interest, taxes, depreciation and amortization. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States. For information on management’s reasons for providing data with respect to EBITDA and the limitations associated with the use of EBITDA, and for a quantitative reconciliation of the differences between EBITDA and net loss, as net loss is calculated in accordance with generally accepted accounting principles, see the accompanying tables under the caption “EBITDA Reconciliation”.

INTEGRATION OF BTI

During the first quarter of 2004, ITC^DeltaCom continued to execute its plan to integrate the operations of BTI into its existing operations to achieve significant economies of scale from the consolidation of sales and marketing, customer service, provisioning and installation, information technology, purchasing, financial and administrative functions. The Company has identified, for the three categories of costs shown in the table below, net cost savings of approximately $30 million that it expects the merger will generate in 2004 and an additional $10 million that it expects to realize in 2005 as a result of the full-year impact of these prior-year savings. The Company also expects to achieve annualized cost savings of $40 million by the end of 2004 and of up to $60 million by the end of 2005. The following table shows the net and annualized amounts the Company has achieved as of March 31, 2004 and expects to achieve by the end of 2004:

Nature of Cost Savings	Cumulative Net Cost Savings Achieved During 2004 (First Quarter)	Expected Actual Net Cost Savings in 2004	Annualized Cost Savings as of March 31, 2004	Expected Annualized Net Cost Savings as of December 31, 2004
Compensation and benefits	$2,741	$15,000	$12,320	$20,000
Cost of revenues	$1,104	$9,000	$5,782	$14,000
Other selling, operations and admin. expenses	$1,222	$6,000	$5,339	$6,000

Total	$5,067	$30,000	$23,441	$40,000

The Company has achieved actual cumulative net cost savings of $7.3 million from the merger closing through March 31, 2004. Of these savings, 55% were attributable to savings in compensation and benefits costs. The Company realized actual net cost savings of $5.1 million in the three months ended March 31, 2004, of which 54% were attributable to savings in compensation and benefits costs. The Company expects that savings in cost of revenues will account for the majority of its additional cost savings in future quarters. The Company anticipates that it will achieve annualized cost savings by June 30, 2004 of approximately $32 million, which would represent 80% of the annualized cost savings of $40 million it expects to realize by the end of 2004.

The Company expects to realize savings in compensation and benefits costs by reducing the total number of employees of ITC^DeltaCom and BTI as of July 1, 2003 by approximately 360 employees. The employee headcount of the combined company was reduced by a total of approximately 255 positions, or 70% of the total planned employee force reductions, as of March 31, 2004. Of these positions, approximately 50 were eliminated before the merger closing date, approximately 85 were eliminated between the merger closing date and December 31, 2003, and approximately 120 were eliminated in the first quarter of 2004. These measures have resulted in approximately $12.3 million of annualized compensation and benefits costs savings as of March 31, 2004.

The Company expects to realize savings in cost of revenues by increasing utilization of its switches and network assets, eliminating duplicative network costs and transitioning each company’s voice and data traffic from previously leased long-haul facilities to the Company’s combined fiber optic network. The Company has achieved annualized cost of revenues savings of approximately $5.8 million as of March 31, 2004.

The Company expects to realize savings in other selling, operations and administration expenses by eliminating duplicative facilities, consolidating back office systems and eliminating redundant professional services and other corporate overhead costs. The Company has realized annualized other selling, operations and administration cost savings of $5.3 million as of March 31, 2004, primarily as a result of the renegotiation of insurance premiums, facilities integration, and efficiencies related to back office operations, billing and collections, and public relations.

The foregoing annualized cost savings amounts as of March 31, 2004, are based on the approximate combined monthly costs of ITC^DeltaCom and BTI as of July 2, 2003, which is the date on which the Company agreed to acquire BTI. These cost savings amounts represent the total annual cost savings the Company expects to realize as a result of its cost savings initiatives from that date, even if it does not implement any of the costs savings initiatives it has planned for periods following March 31, 2004.

“Since closing the transaction, ITC^DeltaCom has rejuvenated and simplified its product portfolio through the re-packaging and re-branding of the Company’s traditional integrated T-1 offering, ‘Simplici-T’. We then introduced our new ‘Simplici-T Plus’ integrated T-1 product which offers dynamic bandwidth allocation of voice and broadband channels on demand,” said ITC^DeltaCom Chief Operating Officer, Jay Braukman. “These product simplifications and enhancements, combined with our focus on process improvement, allow us to continue to drive additional efficiencies out of our back-office functions.”

LIQUIDITY AND CAPITAL RESOURCES

During the first quarter of 2004, ITC^DeltaCom’s cash balance declined by $17.9 million, from $51.7 million to $33.8 million, in line with its previously announced expectations, primarily as a result of payments related to prior-year property tax assessments, accrued bonuses, prepayment of annual maintenance contracts and non-recurring integration and transaction payments associated with the BTI merger. The Company expects a modest decline in its cash balance during the second quarter of 2004, primarily as a result of additional payments related to the BTI merger, and that it will have paid the majority of its BTI merger-related obligations, including anticipated integration costs and related severance and retention payments, by June 30, 2004. Accordingly, the Company anticipates that its consolidated cash balance will increase over the last six months of 2004.

“The first quarter of 2004 was a very important quarter for ITC^DeltaCom as we focused on the achievement of the projected cost savings of the BTI merger,” said ITC^DeltaCom Chief Financial Officer, Doug Shumate. “We believe the first quarter’s performance demonstrates significant progress in this endeavor, as the benefits are now clearly evident in the consolidated financial results of ITC^DeltaCom. We believe that these savings, combined with the incremental cost saving opportunities, represent a significant enhancement of the Company’s credit profile and liquidity position.”

INVESTMENT COMMUNITY AND MEDIA INFORMATION

ITC^DeltaCom will host a conference call today, May 5, 2004, at 10:00 a.m. Eastern Time. The dial-in number for the live conference call is (888) 301-4288. A live broadcast of the conference call will be available at www.itcdeltacom.com. To listen, click on the Webcast icon and follow the instructions posted. Please go to the Web site at least 15 minutes prior to the call to register, download and install any necessary software. A Web cast replay of the conference call will be available at http://www.firstcallevents.com/service/ajwz406271342gf12.html for 30 days following the announcement.

ABOUT ITC^DELTACOM

ITC^DeltaCom, headquartered in West Point, Ga., provides, through its operating subsidiaries, integrated telecommunications and technology services to businesses and consumers in the southeastern United States. ITC^DeltaCom has a fiber optic network spanning approximately 14,500 route miles, including more than 10,900 route miles of owned fiber, and offers a comprehensive suite of voice and data communications services, including local, long distance, enhanced data, Internet, colocation and managed services, and sells customer premise equipment to end-user customers. The Company operates approximately 29 voice switches and 74 data switches, and is one of the largest competitive telecommunications providers in its primary eight-state region. ITC^DeltaCom has interconnection agreements with BellSouth, Verizon, Southwestern Bell, CenturyTel and Sprint for resale and access to unbundled network elements and is a certified competitive local exchange carrier (CLEC) in Arkansas, Texas, Virginia and all nine BellSouth states. For more information about ITC^DeltaCom, visit the Company’s Web site at http://www.itcdeltacom.com.

Statements contained in this news release regarding ITC^DeltaCom’s expected financial condition and liquidity, revenues, cash flow, EBITDA and other operating results, cost savings, operational efficiencies and other potential benefits of its combination with BTI Telecom Corp., business strategy and other planned events and expectations are forward-looking statements that involve risks and uncertainties. Actual future results or events may differ materially from these statements. Readers are referred to the documents filed by ITC^DeltaCom with the Securities and Exchange Commission, including ITC^DeltaCom’s annual report on Form 10-K filed on March 15, 2004, for a discussion of important risks that could cause actual results to differ from those contained or implied in the forward-looking statements. These risks, some of which are discussed in ITC^DeltaCom’s annual report on Form 10-K filed on March 15, 2004 under the heading “Risk Factors,” include dependence on new product development, rapid technological and market change, dependence upon rights of way and other third-party agreements, debt service and other cash requirements, liquidity constraints and risks related to future growth and rapid expansion. Other important risks factors that could cause actual events or results to differ from those contained or implied in the forward-looking statements include, without limitation, ability to integrate acquired companies successfully, customer reductions in services, delays or difficulties in deployment and implementation of colocation arrangements and facilities, appeals of or failures by third parties to comply with rulings of governmental entities, inability to meet installation schedules, general economic and business conditions, failure to maintain underlying service/vendor arrangements, competition, adverse changes in the regulatory or legislative environment, and various other factors beyond ITC^DeltaCom’s control. ITC^DeltaCom expressly disclaims any obligation to update any forward-looking statements whether to reflect events or circumstances after the date of this news release or otherwise.

ITC^DELTACOM, INC.

FINANCIAL HIGHLIGHTS

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2004	2003
Operating Revenues:
Integrated communications services revenues	$119,500	$65,501
Equipment sales and related services revenues	4,367	8,801
Wholesale services revenues	25,207	24,772

Total operating revenues	149,074	99,074
Cost of revenues	73,720	47,984

Gross margin	75,354	51,090
Operating expenses:
Selling, operations and administration	55,946	36,894
Depreciation and amortization	20,834	14,511
Stock-based deferred compensation	409	221
Merger-related expenses	105	—

Total operating expenses	77,294	51,626

Operating loss	(1,940)	(536)
Other income (expense):
Interest expense	(5,365)	(3,524)
Interest income	78	81
Other expense (Note 1)	(1,478)	—

Total other expense, net	(6,765)	(3,443)

Loss before reorg. items and income taxes	(8,705)	(3,979)
Reorganization items	—	—

Loss before income taxes	(8,705)	(3,979)
Income tax expense	—	—

Net loss	(8,705)	(3,979)
Pfd. stock dividends and accretion (Note 2)	(1,700)	(748)

Net loss applicable to common stockholders	$(10,405)	$(4,727)

Basic and diluted net loss per common share	$(0.20)	$(0.11)

Basic and diluted wtd. avg. cmn. shares out	51,834,252	44,834,101

Note 1 -	Represents expenses related to the Company’s withdrawn debt offering.

Note 2 -	Represents the payment of accrued dividends on preferred stock at an annual rate of 8%. All such dividends have been paid in additional shares of preferred stock valued solely for purposes of such dividends at $100 per share.

ITC^DELTACOM, INC.

BALANCE SHEET AND OTHER FINANCIAL HIGHLIGHTS

(in thousands)

Balance Sheet Data:		March 31, 2004	December 31, 2003
		(unaudited)

Cash and cash equivalents		$32,197	$50,099
Restricted cash		1,639	1,639
Total current assets		122,080	141,244
Property, plant and equipment, net		528,026	539,676
Other long term assets		63,634	64,133
Total assets		713,740	745,053

Total current liabilities		$131,087	$148,078
Other long-term liabilities		7,790	9,264
Long-term debt and capital lease obligations		287,505	291,991
Total long-term liabilities		295,295	301,255
Total liabilities		426,382	449,333
Convertible redeemable preferred stock		56,640	55,007
Total stockholders’ equity		230,718	240,713
Total liabilities and stockholders’ equity		713,740	745,053

	Three Months Ended
Other Financial Data:	March 31, 2004	Dec. 31, 2003	March 31, 2003
	(unaudited)		(unaudited)

Working capital	$(9,007)	$(6,835)	$15,196
Capital expenditures	12,832	24,167	7,032
Cash flow provided / (used) by operating activities	5,655	7,756	5,963
Cash flow provided / (used) by investing activities	(18,564)	(28,173)	(7,019)
Cash flow provided / (used) by financing activities	(4,993)	35,770	(598)

ITC^DELTACOM, INC.

QUARTERLY HIGHLIGHTS

	Three Months Ended
	March 31, 2004	Dec. 31, 2003	Sept. 30, 2003	June 30, 2003	March 31, 2003
Revenues (in thousands)
Integrated communications services revenues	$119,500	$118,245	$69,179	$67,751	$65,501
Equipment sales and related services revenues	4,367	8,185	14,829	9,207	8,801
Wholesale services revenues	25,207	25,495	24,076	25,525	24,772

Total operating revenues	149,074	151,925	108,084	102,483	99,074

Cost of revenues (in thousands)	73,720	74,787	54,606	50,561	47,984

Gross margin (in thousands)	75,354	77,138	53,478	51,922	51,090

	50.55%	50.77%
Operating expenses: (in thousands)
Selling, operations and administration	55,946	59,344	39,301	37,391	36,894
Depreciation and amortization	20,834	20,127	14,265	14,489	14,511
Stock-based deferred compensation	409	485	221	221	221
Merger-related expenses	105	2,018	—	—	—

Total operating expenses	77,294	81,974	53,787	52,101	51,627

Operating loss (in thousands)	$(1,940)	$(4,836)	$(309)	$(179)	$(536)

Retail lines installed (Note 1)	372,850	368,863	184,606	181,152	176,026
Wholesale / local interconnection lines installed (Note 1)	71,737	68,770	70,380	56,741	59,271

Total lines installed (Note 1)	444,587	437,633	254,986	237,893	235,297

Number of employees	2,306	2,412	1,850	1,825	1,820
Annualized consolidated revenue/employee	$258,585	$251,948	$233,695	$224,620	$217,745

Note 1 –	Reported net of disconnects and cancellations.

ITC^DELTACOM, INC.

EBITDA RECONCILIATION

(In thousands)

EBITDA represents net income (loss) before interest, taxes, depreciation and amortization. The Company has included data with respect to EBITDA because its management evaluates and projects the performance of its business using several measures, including EBITDA. The Company’s management considers this measure to be an important supplemental indicator of its performance, particularly as compared to the performance of its competitors, because it eliminates many differences among companies in financial, capitalization and tax structures, as well as some recurring non-cash and non-operating charges to net income or loss. For these reasons, management believes that EBITDA provides important supplemental information to investors regarding the operating performance of ITC^DeltaCom and facilitates comparisons by investors between the operating performance of ITC^DeltaCom and the operating performance of its competitors. The Company’s management believes that consideration of EBITDA should be supplemental, because EBITDA is not a measurement of financial performance under generally accepted accounting principles and may not be comparable to similarly titled measures reported by other companies. As a result, EBITDA should not be considered an alternative to net income (loss), as calculated in accordance with generally accepted accounting principles, as a measure of performance. The following table sets forth the quantitative reconciliation of the differences between EBITDA and net loss as net loss is calculated in accordance with generally accepted accounting principles:

HISTORICAL

	Three Months Ended March 31,
	2004	2003
Net Loss	$(8,705)	$(3,979)
Add back non-EBITDA items included in net loss:
Depreciation and amortization	20,834	14,511
Interest expense (net of interest income)	5,287	3,443

EBITDA (Note 1)	$17,416	$13,975

	Three Months Ended
	March 31, 2004	Dec. 31, 2003
Net Loss	$(8,705)	$(13,299)
Add back non-EBITDA items included in net loss:
Depreciation and amortization	20,834	20,127
Interest expense (net of interest income)	5,287	5,557

EBITDA (Note 1)	$17,416	$12,385

Note 1 -	EBITDA for the three months ended March 31, 2004 includes $1.5 million of one-time expenses related to the Company’s withdrawn $300 million debt offering. Excluding the $1.5 million of withdrawn debt offering expenses, EBITDA for the three months ended March 31, 2004 would have equaled $18.9 million.

ITC^DELTACOM, INC.

EBITDA RECONCILIATION (Continued)

(In thousands)

PROJECTED

Three Months Ending June 30, 2004
Projected net loss	$(6,600)
Add back non-EBITDA items included in projected net loss:
Projected depreciation and amortization	21,400
Projected interest expense (net of projected interest income)	5,200

Projected EBITDA	$20,000

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